Exhibit 99.1

Contact: Monique Greer 720-540-5268 mgreer@allos.com

Allos Therapeutics’ FOLOTYN™ Shows Activity in a Dose Finding Phase 1 Study of

Relapsed or Refractory Cutaneous T-cell Lymphoma

— Named One of the “Best of ASH” Presentations at the ASH Annual Meeting—

NEW ORLEANS, La. and WESTMINSTER, Colo., December 8, 2009 — Allos Therapeutics, Inc. (NASDAQ: ALTH) today announced updated data from its ongoing dose finding Phase 1 study of FOLOTYN™ (pralatrexate injection) in patients with relapsed or refractory cutaneous T-cell lymphoma (CTCL). These data were showcased during an oral presentation at the 51st Annual Meeting of the American Society of Hematology (ASH) in New Orleans, LA.

Data were presented on 31 patients with relapsed or refractory CTCL who received a median of 4 prior systemic therapies. The dosing regimen of 15 mg/m2 weekly for three weeks out of a four-week cycle was determined to be the optimal starting dose and schedule that provided activity with tolerability. In this dose de-escalating study, 18 patients who received FOLOTYN at the optimal dose or higher, responses were observed in 11 patients (61%). In the overall study, which included doses lower than the optimal dose, responses were observed in 12 patients (39%), including two complete responses and nine partial responses in patients who received FOLOTYN. An expansion cohort at the optimal dose of 15 mg/m2 weekly for three out of a four week cycle is actively enrolling.

“We really need new therapies for our patients with relapsed or refractory CTCL,” said Steven Horwitz, M.D., assistant attending, medical oncologist, Memorial Sloan-Kettering Cancer Center, who is serving as the study chair. “We are encouraged by the responses we’ve seen so far.  Many of these patients have had excellent responses, even at relatively low doses of pralatrexate.”

About the Study

This ongoing, open-label, multi-center, dose finding, Phase 1 study is evaluating FOLOTYN in patients with relapsed or refractory cutaneous T-cell lymphoma (CTCL) who received at least one prior systemic therapy. The study employed a dose de-escalating strategy to determine an active, well tolerated dose and schedule of FOLOTYN in this population. To date, 31 patients with CTCL have received FOLOTYN, including 18 (58%) men and 13 (42%) women, with a median age of 57 years. Patients were randomized into various dosing regimens to determine the optimal dose and schedule.

The most common Grade 3 adverse events were stomatitis (13%). The incidence of hematological adverse events were low with thrombocytopenia (3%) and neutropenia (3%) observed in one patient. No Grade 4 adverse events were observed. The most common adverse events, any grade, were nausea (52%) and fatigue (48%).

About Cutaneous T-Cell Lymphoma

Cutaneous T-cell lymphomas, or CTCLs, are comprised of a number of non-Hodgkin’s T-cell lymphomas, including mycosis fungoides and Sézary syndrome, which have their primary manifestations in the skin. According to the Lymphoma Research Foundation, CTCL accounts for approximately 2% to 3% of the estimated 66,000 new cases of non-Hodgkin’s lymphoma diagnosed each year in the United States. According to the Cutaneous Lymphoma Foundation, the estimated annual prevalence of CTCL in the United States is between 16,000 and 20,000 cases.(1)

About Allos Therapeutics

Allos Therapeutics, Inc. (Nasdaq: ALTH) is a biopharmaceutical company committed to the development and commercialization of innovative anti-cancer therapeutics. Allos is currently focused on the development and commercialization of FOLOTYN™ (pralatrexate injection), a folate analogue metabolic inhibitor. FOLOTYN is the first and only drug approved in the U.S. for the treatment of patients with relapsed or refractory peripheral T-cell lymphoma. Allos is also exploring the potential of FOLOTYN in other indications. Allos retains exclusive worldwide rights to FOLOTYN for all indications. Allos is headquartered in Westminster, CO. For additional information, please visit www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the potential for FOLOTYN to provide clinical benefit to patients with relapsed or refractory CTCL or any other type of cancer; and other statements that are other than statements of historical facts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. Important factors that may cause actual results to differ materially include, but are not limited to, that the Company may experience difficulties or delays in the initiation, progress or completion of its clinical trials, whether caused by competition, adverse events, investigative site initiation rates, patient enrollment rates, regulatory issues or other factors; that the interim data from the clinical trials discussed in this press release may not be confirmed upon full analysis of the detailed results of the trials, and may not be predictive of future clinical trial designs or results; and that the Company may lack the financial resources and access to capital to fund ongoing or planned clinical trials for pralatrexate or any of its other product candidates, or to continue evaluating their therapeutic utility in other potential indications. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

Note: The Allos logo and FOLOTYN name are trademarks of Allos Therapeutics, Inc.

Source:

(1) Cutaneous Lymphoma Foundation. CTCL-MF fast facts.

http://clfoundation.org/publications/CL_fast_facts.pdf. Accessed December 6, 2009.

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